UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CRYO-CELL INTERNATIONAL, INC.

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GLASS, LEWIS RECOMMENDS THAT CRYO-CELL SHAREHOLDERS VOTE

FOR ALL MANAGEMENT NOMINEES

Independent Report Concludes Company Has Performed Well Under Current Leadership

Oldsmar, Fla. – July 2, 2007 – Cryo-Cell International Inc. (OTC Bulletin Board: CCEL), announced today that Glass, Lewis & Co., one of the nation’s leading independent proxy advisory firms, recommended that Cryo-Cell shareholders vote unanimously FOR all Cryo-Cell nominees on the Company’s WHITE proxy card at the Company’s July 16, 2007 Annual Meeting, citing their independent view that the Company has performed well under its current leadership.

“We are very pleased that Glass Lewis, a well-respected independent advisor, has recommended a vote for Cryo-Cell’s current highly experienced directors,” said Mercedes Walton, Cryo-Cell’s Chairman and CEO. “We believe this recommendation supports our view that current management is taking the Company in the right direction, and that the inexperienced dissident slate of nominees has not stated a case for its attempt to take control of the Board without being willing to pay a premium to Cryo-Cell’s shareholders, and without a credible plan for the future success of the Company.”

In recommending that Cryo-Cell shareholders vote FOR Cryo-Cell’s incumbent directors and AGAINST the nominees of David Portnoy and his associates, the Glass Lewis report states*:

“In our view, the Company has performed well under its current leadership. We note that total revenue has grown considerably since fiscal year 2003. More recently, while SG&A expense as a percentage of sales has increased, the Company’s margin appears in line with that of Viacell Inc., the Company’s primary publicly traded competitor.

“In light of Cryo-Cell’s financial performance over the past several years, we believe the Dissidents’ stated recommendations (to dramatically reduce SG&A expenses, redirect marketing resources toward doctors’ offices, consider a share repurchase program, and cut directors’ fees by 50%) do not constitute a substantive plan for improvement. Moreover, we believe that the Portnoy Group’s demand for control of the Company’s board appears out of line to the Dissidents’ ownership of only 13% of the Company’s outstanding common stock. In our view, any dissident shareholder seeking to take over a board should pay a premium for the privilege through a buyout offer to shareholders.”

The Company urges shareholders to vote FOR the Board’s nominees by signing, dating and returning the WHITE proxy card and to discard the gold proxy card of the dissident group. Any shareholders requiring assistance may contact Georgeson Inc., which is providing Cryo-Cell with proxy solicitation services, at (888) 605-7511.

*Permission to use quotations was neither sought nor obtained.

About Cryo-Cell International, Inc.

Based in Oldsmar, Florida, with over 135,000 clients worldwide, Cryo-Cell is one of the largest and most established family cord blood banks. ISO 9001:2000 certified and accredited by the AABB, Cryo-Cell operates in a state-of-the-art Good Manufacturing Practice and Good Tissue Practice (cGMP/cGTP)-compliant facility. Cryo-Cell is a publicly traded company. OTC Bulletin Board Symbol: CCEL. Expectant parents or healthcare professionals may call 1-800-STOR-CELL (1-800-786-7235) or visit www.cryo-cell.com.

Forward-Looking Statement

Statements wherein the terms “believes”, “intends”, “projects” or “expects” as used are intended to reflect “forward-looking statements” of the Company. The information contained herein is subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements or paragraphs, many of which are outside the control of the Company. These uncertainties and other factors include the uncertainty of market acceptance of any potential service offerings relating to types of stem cells other than cord blood stem cells, given that such new stem cells have not yet been used in human therapies, and treatment applications using such stem cells are subject to further research; the need to complete certain developments, including completion of clinical validation and testing, before any such process can be commercialized, and the Company’s development of its final business and economic model in offering any such service; any adverse effect or limitations caused by recent increases in government regulation of stem cell storage facilities; any increased competition in our business; any decrease or slowdown in the number of people seeking to store umbilical cord blood stem cells or decrease in the number of people paying annual storage fees; any adverse impacts on our revenue or operating margins due to the costs associated with increased growth in our business, including the possibility of unanticipated costs relating to the operation of our new facility; any technological breakthrough or medical breakthrough that would render the Company’s business of stem cell preservation obsolete; any material failure or malfunction in our storage facilities; any natural disaster such as a tornado, other disaster (fire) or act of terrorism that adversely affects stored specimens; the costs associated with defending or prosecuting litigation matters and any material adverse result from such matters; decreases in asset valuations; any continued negative effect from adverse publicity in the past year regarding the Company’s business operations; any negative consequences resulting from deriving, shipping and storing specimens at a second location; and other risks and uncertainties. The foregoing list is not exhaustive, and the Company disclaims any obligations to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB and any Current Reports on Form 8-K filed by the Company.